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Exhibit 99.1

Press Release

CONTACT:	Tricia Haugeto Array BioPharma Inc. (303) 386-1193 thaugeto@arraybiopharma.com

ARRAY BIOPHARMA INC. FILES SHELF REGISTRATION STATEMENT

        Boulder, Colo., (April 22, 2004)—Array BioPharma Inc. (NASDAQ: ARRY) today announced that it has filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission (SEC). The shelf registration statement, when declared effective by the SEC, will allow the company to raise up to $70 million through the sale of securities, which may consist of common stock, preferred stock and/or warrants, in one or more offerings in the future. Specific terms and prices will be determined at the time of any offering and included in a prospectus supplement to be filed with the SEC relating to that offering.

        A registration statement relating to the securities listed in the shelf registration has been filed with the SEC, but has not yet become effective. These securities may not be sold, nor may offers to buy such securities be accepted, prior to the time that the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Any offer of these securities will be made solely by means of the prospectus included in the registration statement and the prospectus supplement relating to that offering.

        A written prospectus, when available, meeting the requirements of Section 10 of the Securities Act of 1933, as amended, may be obtained from the company at 3200 Walnut Street, Boulder, Colorado 80301, Attention: Investor Relations, or by calling 303-381-6600.

About Array BioPharma:

        Array BioPharma is creating the next generation of orally active drugs by integrating the latest advances in chemistry, biology and informatics. Our drug development pipeline is focused primarily in cancer and inflammatory disease and includes many promising small molecule drugs that affect disease pathways with well-validated targets. Array also collaborates with leading pharmaceutical and biotechnology companies to invent and optimize drug candidates across a broad range of therapeutic areas. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement:

        This press release contains certain forward-looking statements that involve risks and uncertainties, including statements regarding the sale of securities under the shelf registration statement. Such statements are only predictions. Actual results could differ materially from these statements and the company may be unable to complete any sale of securities under the shelf registration statement due to a number of factors. These factors include unfavorable market conditions and other risk factors that are more fully discussed in the shelf registration statement and in the company's periodic reports and other filings with the SEC.

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ARRAY BIOPHARMA INC. FILES SHELF REGISTRATION STATEMENT